Exhibit 10.43

Memorandum of Understanding between Global Green Solutions, Inc. (Global Green Solutions”) and The Onix Corporation. (“Onix”)

The parties agree to pursue the inclusion of onix into a joint venture entity (Global Greensteam) whose purpose will be to enter into steam supply contract with a Major Oil Company in California and other directly related projects in the area. Global Green Solutions is the operating partner in Global Greensteam.

Onix will be a 5% equity partner in Global Greensteam (the “Venture”), with Global Green Solutions holding a 57% share and ITS Engineered Systems holding a 38% share. The “definitive agreement” with Onix will be signed by all three parties. In recognition of investments already made by the other two parties. Global Green Solutions will invest the first $100,000 in the joint venture. Subsequent investments will be on a 57/38/5 basis.

Global Green Solutions will be the operating partner and be responsible for the project and operational management of the venture and the biomass fuel supply contracts. ITS will be responsible for the design, supply and support of the combustion and steam generation units. Onix will be responsible for the design, supply and support of solid fuel burners and related materials handling and ancillary systems. Global Greensteam will purchase Onix products and services, ITS products and services, and Global Green Solutions services and products on a cost plus basis. Global Greensteam intends to purchase all steam generator equipment and services from ITS and solid fuel burner and materials handling and ancillary systems from Onix subject to availability to meet project timescales.

Onix will receive 150,000 restricted common shares of Global Green Solutions paid out in 3 tranches of 50,000 restricted common shares, one tranche due after 5 units, 10 units and 15 units are commissioned (delivering steam to a Major Oil Company).

This MOU will lead to a “Definitive Agreement” between Onix and Global Greensteam to be concluded by 31 December, 2006.

The Onix Corporation		Global Green Solutions Inc.

Name	Charles R. Verhoff	Name	J. Douglas Frater
Title	President/C.E.O	Title	President & CEO
Date	November 13, 2006	Date	November 13, 2006

	CHARLES R. VERHOFF		J. DOUGLAS FRATER

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